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                                                                     EXHIBIT 8.4

                         [Letterhead of McMillan Binch]

                                                                  April 13, 2001

Tyco Acquisition Corp. XIX (NV)
One Tyco Park
Exeter, NH 03833
Ladies and Gentlemen:

    We have acted as counsel to Tyco Acquisition Corp. XIX (NV), a Nevada corporation ("Tyco Acquisition") and direct, wholly-owned subsidiary of Tyco International Ltd., a corporation formed under the laws of Bermuda ("Tyco"), in connection with the proposed merger (the "Merger") between Tyco Acquisition and the CIT Group, Inc., a corporation formed under the laws of Delaware ("CIT"), pursuant to an Agreement and Plan of Merger, dated as of March 12, 2001, between Tyco Acquisition and CIT (the "Merger Agreement").


    For purposes of the opinion set forth below, we have reviewed and relied upon (i) Amendment No. 1 to the registration statement of Tyco on Form S-4 to be filed with the United States Securities and Exchange Commission (the "SEC") in the form furnished to us on April 12, 2001 (the "Registration Statement"),
(ii) the Merger Agreement, (iii) a letter from Michael Robinson, Treasurer of Tyco Acquisition, dated on the date hereof, as to the nominal value of certain rights (the "Ancillary Rights") ancillary to the Exchangeco Shares (as defined in the Merger Agreement) and (iv) such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion. We have assumed without investigation or verification that all statements contained in the foregoing documents are true, correct, and complete as of the date hereof and will remain true, correct and complete as of the consummation of the Merger. Any inaccuracy in, or breach of, any of the aforementioned statements and assumptions could adversely affect our opinion.


    Our opinion is based on the provisions of the Income Tax Act (Canada) (the "Tax Act") and the regulations thereunder in effect on the date hereof, all judicial decisions interpreting such provisions reported before the date hereof, all proposed amendments to the Tax Act and the regulations thereunder announced or released by the Minister of Finance (Canada) prior to the date hereof and our understanding of the current published administrative policies and assessment practices of the Canada Customs and Revenue Agency. It is possible that changes could be made to such legislation, regulations, proposed amendments or administrative practices and assessment policies after the date hereof that could affect our opinion and the accuracy of the summary of the Canadian federal income tax consequences referred to below. We do not undertake to inform you of any such changes after the date hereof.

    No ruling has been sought from the Canada Customs and Revenue Agency or any other tax authority by Tyco Acquisition, CIT or their respective affiliates as to the Canadian federal income tax consequences or the income tax consequences in any other jurisdiction of any aspect of the Merger, and no such tax authority is bound by our opinion herein.

    Based upon and subject to the foregoing, the discussion contained in the Registration Statement under the heading "The Merger--Canadian Federal Income Tax Consequences for the Holders of Exchangeable Shares" is, on the date hereof and subject to the limitations, qualifications and assumptions described therein and insofar as it addresses matters of Canadian law or legal considerations, a fair summary in all material respects of the principal Canadian federal income tax consequences, as at the date hereof, of the transactions described in the Merger Agreement to the holders of Exchangeco Shares to which such discussion applies.
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    No opinion is expressed as to any matter not specifically addressed above, including (i) a conclusion as to the value of the Ancillary Rights, (ii) the consequences of the Merger to holders of Exchangeco Shares under the tax laws of any jurisdiction other than Canada, including any province or territory of Canada, and (iii) the tax consequences of any transactions contemplated, or entered into, by Tyco, Tyco Acquisition, CIT, and their respective subsidiaries in connection with the Merger, other than those described in the Merger Agreement.

    This opinion is solely for your benefit, shall not inure to the benefit of any other person, including without limitation any successor or assign of Tyco, whether by operation of law or otherwise, and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission, except as may be required by applicable law or regulatory authority.

    We hereby consent to the reference to our firm name in the "Legal Matters" and "The Merger--Canadian Federal Income Tax Consequences for the Holders of Exchangeable Shares" sections of the Registration Statement and the filing with the SEC of this opinion as an exhibit to the Registration Statement.


                                          Very truly yours,
                                          /s/ MCMILLAN BINCH